BRINKER CAPITAL DESTINATIONS TRUST

CODE OF ETHICS

Adopted Under Rule 17j-1

While affirming its confidence in the integrity and good faith of all of its officers and trustees, Brinker Capital Destinations Trust (the “Trust”), recognizes that the knowledge of present or future portfolio transactions and, in certain instances, the power to influence portfolio transactions which may be possessed by certain of its officers, employees and trustees could place such individuals, if they engage in personal transactions in securities which are eligible for investment by the Trust, in a position where their personal interest may conflict with that of the Trust.

In view of the foregoing and of the prohibitions of Rule 17j-1(b) under the Investment Company Act of 1940 (the “1940 Act”), the Trust has determined to adopt this Code of Ethics to specify and prohibit certain types of transactions deemed to create conflicts of interest (or at least the potential for or the appearance of such a conflict), and to establish reporting requirements and enforcement procedures.

I.	Statement of General Principles.

In recognition of the trust and confidence placed in the Trust by its shareholders, and to give effect to the Trust’s belief that its operations should be directed to the benefit of its shareholders, the Trust hereby adopts the following general principles to guide the actions of its trustees, officers and employees.

(1) The interests of the Trust’s shareholders are paramount, and all of the Trust’s personnel must conduct themselves and their operations to give maximum effect to this tenet by assiduously placing the interests of the shareholders before their own.

(2) All personal transactions in securities by the Trust’s personnel must be accomplished so as to avoid even the appearance of a conflict of interest on the part of such personnel with the interests of the Trust and its shareholders.

(3) All of the Trust’s personnel must avoid actions or activities that allow (or appear to allow) a person to profit or benefit from his or her position with respect to the Trust, or that otherwise bring into question the person’s independence or judgment.

II.	Definitions.

(1) “Access Person” shall mean (i) each trustee or officer of the Trust or its investment adviser or sub-advisers, (ii) each employee of the Trust or its investment adviser or sub-advisers (or of any company in a control relationship to the Trust) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by the Trust or any series thereof (each a “Fund”), or whose functions relate to the making of any recommendations with respect to such purchases or sales, (iii) any natural person in a control relationship to the Trust or its investment adviser or sub-advisers who obtains information concerning recommendations made to or by the Trust with respect to the purchase or sale of a security by any Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; (iv) each director, officer or general partner of any principal underwriter for the Trust, but only where such person in the ordinary course either makes, participates in, or obtains information regarding the purchase or sale of securities by the Fund(s), or whose functions relate to the making of recommendations regarding securities to the Fund(s); and (v) any natural person in a control relationship with a Fund or any of the Funds’ advisers or sub-advisers who obtain information concerning recommendations made to the Funds with regard to the purchase or sale of a security.

(2) “Beneficial ownership” of a security is to be determined in the same manner as it is for purposes of Section 16 of the Securities Exchange Act of 1934. This means that a person should generally consider himself the beneficial owner of any securities in which he has a direct or indirect pecuniary interest. In addition, a person should consider himself the beneficial owner of securities held by his spouse, his minor children, a relative who shares his home, or other persons by reason of any contract, arrangement, understanding or relationship that provides him with sole or shared voting or investment power.

(3) “Control” shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act. Section 2(a)(9) provides that “control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Ownership of 25% or more of a company’s outstanding voting securities is presumed to give the holder thereof control over the company. Such presumption may be countered by the facts and circumstances of a given situation.

(4) “Independent Trustee” means a Trustee of the Trust who is not an “interested person” of the Trust within the meaning of Section 2(a)(19) of the 1940 Act.

(5) “Initial Public Offering” (“IPO”) means an offering of Securities registered under the Securities Act of 1933, the issuer of which, immediately before registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934.

(6) “Portfolio Manager” means an individual who is involved in making the purchase or sale decisions of securities for a Fund.

(7) “Private Placement” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) of the Securities Act of 1933 or pursuant to Rules 504, 505 or 506 under the Securities Act of 1933.

(8) “Special Purpose Investment Personnel” means each Access Person who, in connection with his or her regular functions (including, where appropriate, attendance at Board meetings and other meetings at which the official business of the Trust or any Fund thereof is discussed or carried on), obtains contemporaneous information regarding the purchase or sale of a security by a Fund. Special Purpose Investment Personnel shall occupy this status only with respect to those securities as to which he or she obtains such contemporaneous information.

(9) “Purchase or sale of a security” includes, among other things, the writing of an option to purchase or sell a security.

(10) “Review Officer” means the officer of the Trust or the adviser designated from time to time to receive and review reports of purchases and sales by Access Persons. It is recognized that a different Review Officer may be designated with respect to the Trust and the CCO of the adviser and sub-advisers.

(11) “Security” shall have the same meaning as that set forth in Section 2(a)(36) of the 1940 Act, except that it shall not include direct obligations of the Government of the United States, bankers’ acceptances, bank certificates of deposit, commercial paper, shares issued by registered, open-end mutual funds (other than ETFs) and high quality short-term debt instruments, including repurchase agreements.

(12) A Security “held or to be acquired” by the Trust or any Fund means (A) any Security which, within the most recent fifteen days, (i) is or has been held by the Trust or any Fund thereof, or (ii) is being or has been considered by a Fund’s investment adviser or sub-adviser for purchase by a Fund; (B) and any option to purchase or sell and any Security convertible into or exchangeable for any Security described in (A) above.

(13) A Security is “being purchased or sold” by the Trust from the time when a purchase or sale program has been communicated to the person who places the buy and sell orders for the Trust until the time when such program has been fully completed or terminated.

III. Prohibited Purchases and Sales of Securities.

(1) No Access Person shall, in connection with the purchase or sale, directly or indirectly, by such person of a Security held or to be acquired by any Fund of the Trust:

(A) employ any device, scheme or artifice to defraud such Fund;

(B) make to such Fund any untrue statement of a material fact or omit to state to such Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

(C) engage in any act, practice or course of business which would operate as a fraud or deceit upon such Fund; or

(D) engage in any manipulative practice with respect to Fund.

(2) No Portfolio Manager may purchase or sell, directly or indirectly, any Security as to which such person is a Portfolio Manager in which he had (or by reason of such transaction acquires) any Beneficial Ownership at any time within 7 calendar days before or after the time that the same (or a related) Security is being purchased or sold by any Fund.

(3) No Special Purpose Investment Personnel may profit in the purchase and sale, or sale and purchase of a Security as to which he or she is a Special Purpose Investment Personnel within 60 days of acquiring Beneficial Ownership of that Security.

IV. Additional Restrictions and Requirements

(1) Pre-approval of Private Placements – Investment Personnel must obtain approval from the Review Officer before acquiring beneficial ownership of any securities offered in connection with an IPO or a Private Placement.

(2) Investment Personnel may not purchase Initial Public Offerings (IPO’s)

(3) No Access Person shall accept or receive any gift of more than de minimis value from any person or entity that does business with or on behalf of the Trust.

(4) Each Access Person (other than the Trust’s Independent Trustees and its Trustees and officers who are not currently affiliated with or employed by the Trust’s investment adviser or principal underwriter) who is not required to provide such information under the terms of a code of ethics described in Section VII hereof must provide to the Review Officer a complete listing of all securities owned by such person as of the end of a calendar quarter. The initial listing must be submitted no later than 10 days of the date upon which such person first becomes an Access Person of the Trust, and each update thereafter must be provided no later than 30 days after the start of the subsequent year.

V. Reporting Obligations.

(1) Each Access Person (other than the Trust’s Independent Trustees) shall report all transactions in Securities in which the person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership. Reports shall be filed with the Review Officer quarterly. The Review Officer shall submit confidential quarterly reports with respect to his or her own personal securities transactions to an officer designated to receive his or her reports (“Alternate Review Officer”), who shall act in all respects in the manner prescribed herein for the Review Officer.

(2) Every report shall be made not later than 30 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

(A) The date of the transaction, the title and the number of shares or the principal amount of each security involved;

(B) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(C) The price at which the transaction was effected;

(D) The name of the broker, dealer or bank with or through whom the transaction was effected; and

(E) The date the report was submitted by the Access Person.

(3) In the event no reportable transactions occurred during the quarter, the report should be so noted and returned signed and dated.

(4) An Access Person who would otherwise be required to report his or her transactions under this Code shall not be required to file reports pursuant to this Section V where such person is required to file reports pursuant to a code of ethics described in Section VII, hereof.

(5) An Independent Trustee shall report transactions in Securities only if the Trustee knew at the time of the transaction or, in the ordinary course of fulfilling his or her official duties as a trustee, should have known, that during the 15 day period immediately preceding or following the date of the transaction, such security was purchased or sold, or was being considered for purchase or sale, by the Trust. (The “should have known” standard implies no duty of inquiry, does not presume there should have been any deduction or extrapolation from discussions or memoranda dealing with tactics to be employed meeting a Fund’s investment objectives, or that any knowledge is to be imputed because of prior knowledge of the Fund’s portfolio holdings, market considerations, or the Fund’s investment policies, objectives and restrictions.)

(6) Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect beneficial ownership in the security to which the report relates.

(7) Each Independent Trustee shall report the name of any publicly-owned company (or any company anticipating a public offering of its equity securities) and the total number of its shares beneficially owned by him or her if such total ownership is more than 1/2 of 1% of the company’s outstanding shares. Such report shall be made promptly after the date on which the Trustee’s ownership interest equaled or exceeded 1/2 of 1%.

VI. Review and Enforcement.

(1) The Review Officer shall compare all reported personal securities transactions with completed portfolio transactions of the Trust and a list of securities being considered for purchase or sale by the Trust’s adviser(s) and sub-adviser(s) to determine whether a violation of this Code may have occurred. Before making any determination that a violation has been committed by any person, the Review Officer shall give such person an opportunity to supply additional explanatory material.

(2) If the Review Officer determines that a violation of this Code may have occurred, he shall submit his written determination, together with the confidential monthly report and any additional explanatory material provided by the individual, to the President of the Trust and outside counsel, who shall make an independent determination as to whether a violation has occurred.

(3) If the President and outside counsel find that a violation has occurred, the President shall impose upon the individual such sanctions as he or she deems appropriate and shall report the violation and the sanction imposed to the Board of Trustees of the Trust.

(4) No person shall participate in a determination of whether he has committed a violation of the Code or of the imposition of any sanction against himself. If a securities transaction of the President is under consideration, any Vice President shall act in all respects in the manner prescribed herein for the President.

VII. Investment Adviser’s, or Principal Underwriter’s Code of Ethics.

Each investment adviser (including, where applicable, any sub-adviser), and principal underwriter (where applicable) of the Trust shall:

(1) Submit to the Board of Trustees of the Trust a copy of its code of ethics adopted pursuant to Rule 17j-1;

(2) Promptly report to the appropriate Trust in writing any material amendments to such code of ethics;

(3) Promptly furnish to the Trust upon request copies of any reports made pursuant to such Code by any person who is an Access Person as to the Trust; and

(4) Shall immediately furnish to the Trust, without request, all material information regarding any violation of such Code by any person who is an Access Person as to the Trust.

VIII. Annual Written Report to the Board.

At least once a year, the Review Officer will provide the Board of Trustees a written report that includes:

(1) Issues Arising Under the Code—The Report will describe any issue(s) that arose during the previous year under the Code, including any material Code violations, and any resulting sanction(s).

(2) Certification—The Report will certify to the Board of Trustees that the Trust has adopted measures reasonably necessary to prevent its personnel from violating the Code currently and in the future.

IX. Records.

The Trust shall maintain records in the manner and to the extent set forth below, which records may be maintained under the conditions described in Rule 31a-2 under the Investment Company Act and shall be available for examination by representatives of the Securities and Exchange Commission.

(1) A copy of this Code and any other code which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;

(2) A record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

(3) A copy of each report made by an Access Person pursuant to this Code shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

(4) A list of all persons who are, or within the past five years have been, required to make reports pursuant to this Code shall be maintained in an easily accessible place.

(5) A copy of each annual report to the Board of Trustees will be maintained for at least five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

(6) A record of any decision, and the reasons supporting the decision, to approve the acquisition of Securities in an IPO or a Private Placement, shall be preserved for at least five years after the end of the fiscal year in which the approval is granted.

X. Miscellaneous

(1) Confidentiality. All reports of securities transactions and any other information filed with the Trust pursuant to this Code shall be treated as confidential.

(2) Interpretation of Provisions. The Board of Trustees may from time to time adopt such interpretations of this Code as it deems appropriate.

(3) Periodic Review and Reporting. The President of the Trust shall report to the Board of Trustees at least annually as to the operation of this Code and shall address in any such report the need (if any) for further changes or modifications to this Code.

Rule 17a-7. Exemption of Certain Purchase or Sale Transactions Between an Investment Company and Certain Affiliated Persons Thereof.

The Board of Trustees (the “Board”) of the Brinker CAPITAL Destinations Trust (the “Trust”) has determined that these procedures are reasonably designed to ensure compliance with Rule 17a-7’s safe harbor and has adopted these procedures pursuant to Rule 17a-7.

1) Each transaction shall involve no consideration other than cash payment against prompt delivery of a security for which market quotations are readily available;

2) Each transaction shall be effected at the independent current market price of the security determined as follows:

a. If the security is an NMS stock as that term is defined in Rule 600 of Regulation NMS under the Securities Exchange Act of 1934 (“1934 Act”), the last sale price with respect to such security reported in the consolidated transaction reporting system (“consolidated system”) or the average of the highest current independent bid and lowest current independent offer for such security (reported pursuant to Rule 602 under the 1934 Act) if there are no reported transactions in the consolidated system that day; or

b. If the security is not a reported security, and the principal market for such security is an exchange, then the last sale on such exchange or the average of the highest current independent bid and lowest current independent offer on such exchange if there are no reported independent transactions on such exchange that day;

c. If the security is not a reported security and is quoted in the FINRAAQ System, then the average of the highest current independent bid and lowest current independent offer reported on Level 1 of FINRAAQ;

d. For all other securities, the average of the highest current independent bid and lowest current independent offer determined on the basis of reasonable inquiry (at a minimum, 3 market makers must be checked) ; or

e. any other pricing methodology authorized or permitted from time to time by (i) amendment to Rule 17a-7, (ii) any relevant no action position taken by the staff of the Securities and Exchange Commission, or (iii) any exemptive relief granted by the Securities and Exchange Commission obtained by, or on behalf of, the Trust or the Funds.

3) Each transaction shall be consistent with the policy of each Fund participating in the transaction, as recited in the Trust’s registration statement and reports filed under the Investment Company Act of 1940;

4) No transaction shall involve the payment of a brokerage commission, fee (except for customary transfer fees) or other remuneration;

5) The Board of Trustees, including a majority of the non-interested Trustees, shall make and approve any changes to these procedures as they deem necessary, and determine no less frequently than quarterly that all purchases and sales were made in compliance with these procedures; and

6) Appropriate Trust officers will provide a copy of these procedures to Brinker (and each Fund sub-adviser).

7) A majority of the Board’s Trustees will be Independent Trustees.

8) The Independent Trustees will select and nominate other Independent Trustees.

9) Any person who acts as legal counsel for the Independent Trustees will be independent legal counsel.

10) The Trustees will make and approve any changes to these procedures as they deem necessary or appropriate from time to time.

11) The Trust (a) shall maintain and preserve permanently in an easily accessible place a written copy of these procedures (and any modifications thereto); and (b) shall maintain and preserve for a period of not less than six years (two years in an easily accessible place), copies of the reports submitted on transactions pursuant to these Procedures.

RULE 17a-7 REPORT

Name of Fund(s) involved:                                    (Seller)

                                                                                  (Buyer)

1. Name	of Security

2. Date	& Time of Transaction

3.	Number of shares or (if not equity securities) the dollar amount of securities

4.	The undersigned hereby certifies as follows:

(a) The above transaction is a purchase or sale for no consideration other than cash payment against prompt delivery of the securities

(b) The market price of the security, and the source used to determine the price was (indicate price on line opposite source):

(1) (for NMS reported stock on consolidated transaction reporting system)

(i)	last sale price $

(ii)	average of highest current independent bid and lowest current independent offer $

(2) (for other exchange traded securities)

(i)	last sale price $

(ii)	average of highest current independent bid and lowest current independent offer $

(3) (for FINRAAQ listed securities (Level 1))

average of highest current independent bid and lowest current independent offer        $

(4) (for other securities)

average of highest current independent bid and lowest current independent offer determined from three independent brokers        $

(5) (for other securities)

other pricing permitted under Rule 17a-7, specify:                *    $

*	Must consult with Brinker to use this option.

(c) The transaction is consistent with the investment objective and policies of the participating Fund(s).

(d) No brokerage commission, fee (except for customary transfer fee) or other remuneration was paid in connection with the transaction.

Reason why sale is appropriate for SELLER

Reason why purchase is appropriate for BUYER

Fund Adviser-SELLER	Fund Adviser-BUYER

BRINKER CAPITAL DESTINATIONS TRUST

Procedures for In-Kind Redemptions to Trust Affiliates

The Boards of Trustees, including Trustees who are not “interested persons” (“Independent Trustees”), of Brinker Capital Destinations Trust (the “Trust”) have adopted the following standards and procedures to be followed when a portfolio of the Trust (each, a “Fund”) wishes to pay redemption proceeds in an in-kind distribution to a shareholder who is an “affiliated person” of the Trust as defined by Section 2(a)(3) of the Investment Company Act of 1940, as amended (the “1940 Act”), under certain circumstances that are consistent with the purposes of Section 17(a) of the 1940 Act, and without the need to obtain an exemptive order under Section 17(b) of the 1940 Act. Such redemptions shall be permissible, at the discretion of the Trust’s investment adviser, subject to the following conditions:

A.	STANDARDS AND GUIDELINES

(1) Current Net Assets: The redemption in-kind is effected at approximately (the difference to be paid in cash) the affiliated shareholder’s proportionate share of the distributing Fund’s current net assets, such that it would not result in the dilution of the interests of the remaining shareholders.

(2) Determination of Value: The distributed securities are valued in the same manner as they are valued for purposes of computing the distributing Fund’s net asset value.

(3) Redemption Policies: The redemption in-kind is consistent with the distributing Fund’s redemption policies and undertakings as set forth in the Fund’s prospectus and statement of additional information, including its election on Form N-18F-1.1

(4) Selection of Securities:

(a) Neither the affiliated shareholder, nor any other party with the ability and the pecuniary incentive to influence the redemption in-kind, selects, or influences the selection of, the distributed securities.

(b) The securities distributed to the affiliated shareholder will as closely as practicable represent the affiliated shareholder’s pro rata share of the Fund’s securities, except that: (i) securities which, if distributed, would be required to be registered under the Securities Act of 1933; and (ii) certain Fund assets (such as futures and options contracts and repurchase agreements) that, although they may be liquid and marketable, must be traded through the marketplace or with the counterparty to the transaction in order to effect a change in beneficial ownership need not be distributed.

[1]	The Trust, on behalf of its Funds, has elected on Form N-18F-1 to commit to pay in cash all requests for redemption by any shareholder of record, limited in amount with respect to each shareholder during any 90-day period to the lesser of: (i) $250,000, or (ii) one percent of the net asset value of such Fund at the beginning of such period.

(c) Cash may be paid for that portion of the Fund’s assets represented by cash equivalents (such as certificates of deposit, commercial paper, and repurchase agreements) and other assets which are not readily distributable (including receivables and prepaid expenses), net of all liabilities (including accounts payable).

(d) The Fund may distribute cash in lieu of (i) securities not amounting to round lots (or which would not amount to round lots if included in the in-kind distribution); (ii) fractional shares; and (iii) accruals on such securities.

B.	BOARD OVERSIGHT

The Board of Trustees of the Fund, including a majority of the Independent Trustees shall review and determine no less frequently than quarterly that all redemptions effected pursuant to these Procedures during the preceding quarter (if any):

(a) were effected in accordance with these Procedures;

(b) did not favor the affiliated shareholder to the detriment of any other shareholder; and

(c) were in the best interests of the distributing Fund.

C.	RECORD KEEPING

The distributing Fund shall maintain and preserve for a period of not less than six years from the end of the fiscal year in which the in-kind redemption occurs, the first two years in an easily accessible place, a copy of these Procedures, as well as for each redemption, (a) the identity of the redeeming shareholder; (b) a description of the composition of the Fund immediately prior to the distribution; (c) a description of each security distributed in-kind; (d) the terms of the in-kind distribution; and (e) the information or materials upon which the valuation was made.

Brinker CAPITAL Destinations Trust

Affiliated Brokerage Procedures

Adopted Pursuant To Rule 17e-1

For Fund Portfolio Transactions

Effected by an Affiliated Broker

On a Securities Exchange

I.	Introduction

Section 17(e) of the Investment Company Act of 1940 (the “1940 Act”) restricts the amount of compensation that an “affiliated person” of an investment company (or an affiliated person of that person)2 may receive when acting as a broker in connection with the sale of securities to or by an investment company. Under Section 17(e), an affiliated broker may receive compensation for effecting the company’s portfolio securities transactions only if the broker’s compensation from all sources for the transaction does not exceed: (a) the “usual and customary” broker’s commission if the sale is effected on a securities exchange; (b) 2% of the sales price if the sale is effected in connection with a secondary distribution; or (c) 1% of the purchase or sale price for all other transactions.

The Securities and Exchange Commission adopted Rule 17e-1 under the Act to provide some degree of certainty regarding what a “usual and customary” broker’s commission is for purposes of Section 17(e). Rule 17e-1 effectively provides a non-exclusive safe harbor under Section 17(e) for transactions on an exchange. Rule 17e-1 deems compensation to not exceed the “usual and customary” broker’s commission for purposes of Section 17(e) if the compensation is reasonable and fair compared to the compensation received by other brokers for comparable transactions involving similar securities being traded on a securities exchange during a comparable period of time. The Rule includes a number of conditions, one of which is that the investment company’s board must adopt procedures reasonably designed to ensure compliance with the Rule’s safe harbor for usual and customary broker’s commissions.3

[2]	Under the 1940 Act, an affiliated person of an investment company is defined as: (a) any person directly or indirectly owning, controlling or holding with the power to vote 5% or more of the company’s outstanding voting securities; (b) any person 5% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with the power to vote by the company; (c) any person directly or indirectly controlling, controlled by or under common control with the company; (d) any officer, director, trustee, partner, copartner or employee of the company; and (e) the company’s investment adviser(s).
[3]	Compliance with Rule 17e-1 or these procedures does not obviate an investment adviser’s duty to obtain “best execution.”

The Board of Trustees (the “Board”) of the Brinker Capital Destinations Trust (the “Trust”) has determined that these procedures are reasonably designed to ensure compliance with Rule 17e-1’s safe harbor and has adopted these procedures pursuant to Rule 17e-1.

II.	Procedures for Transactions on Securities Exchanges

A.	Use of Affiliated Brokers. Brinker Capital Inc. (“Brinker”), the investment adviser for the Trust’s separate series (each a “Fund” and together the “Funds”), and any Fund sub-adviser may place an order for a Fund portfolio transaction to be effected by an Affiliated Broker[4] on a securities exchange only if the commission, fee, or other remuneration that the Affiliated Broker receives (or will receive) from any source[5] for effecting the transaction is reasonable and fair compared to the commission, fee or other remuneration received by other brokers in connection with comparable transactions involving similar securities being purchased or sold on a securities exchange during a comparable time period.[6]

B.	Quarterly Reports to the Board. Brinker (and any sub-adviser) will furnish to the Board, no less frequently than quarterly, written information and material necessary for the Board to determine that all transactions effected pursuant to these procedures during the period covered by the report were effected in accordance with these procedures (a sample form is attached as Exhibit A). The report will include: (a) the rate, amount and source of the commission, fee or other remuneration; (b) the broker’s name; and (c) the terms of the transaction. Brinker (and any sub-adviser) will furnish to the Board any additional information or materials that the Board may request from time to time regarding transactions in accordance with these procedures.

C.	Quarterly Board Determination. The Trustees, including a majority of the Trustees who are not interested persons of the Trust (“Independent Trustees”), will determine, no less frequently than quarterly, that all transactions effected pursuant to these procedures

[4]	The term “Affiliated Broker” means any affiliated person of the Trust (and any affiliated person of that person), and includes any broker-dealer that is an affiliated person of Brinker, and any affiliated person of a Fund sub-adviser. Affiliated persons of the Trust that are futures commission merchants may receive commissions for executing a Fund’s futures or options transactions in accordance with these procedures.
[5]	An Affiliated Broker might receive compensation from a person other than a Fund. The Board must consider all compensation that the Affiliated Broker receives in connection with the transaction. Accordingly, the reports submitted to the Board under Section II.B must disclose the total compensation that the Affiliated Broker receives from any source.
[6]	An Affiliated Broker may receive no more than what an unaffiliated broker would receive in a comparable arm’s length transaction. Moreover, the Affiliated Broker’s commission rate must be no more than the rate charged to comparable unaffiliated customers for similar transactions. A resource for comparative commission information is Greenwich Research Associates’ survey of commission levels paid by various types of institutions.

during the preceding period were effected in compliance with these procedures on the basis of the information that Brinker (or the sub-adviser) provides to the Board under Section II.B above.

D.	Distribution of Procedures. Appropriate Trust officers will provide a copy of these procedures to Brinker (and any Fund sub-adviser).

E.	Board Composition Requirement. A majority of the Board’s Trustees will be Independent Trustees.

F.	Self-Nomination Requirement. The Independent Trustees will select and nominate other Independent Trustees.

G.	Independent Legal Counsel Requirement. Any person who acts as legal counsel for the Independent Trustees will be independent legal counsel.

H.	Recordkeeping. The Trust will maintain and preserve permanently in an easily accessible place a written copy of these procedures (and any modifications or amendments). The Trust will maintain and preserve for a period of no less than six years from the end of the fiscal year in which any transactions occurred, the first two years in an easily accessible place, a copy of the reports given to the Board under Section B above, including any additional information or materials given to the Board under that Section.

I.	Changes to Procedures. The Trustees will review these Procedures on an annual basis. The Trustees, including a majority of the Independent Trustees, will make and approve any changes to these procedures as they deem necessary or appropriate.

Exhibit A

Brinker CAPITAL Destinations Trust

                     Fund

Rule 17e-1 Report

Under the Affiliated Brokerage Procedures

For Fund Portfolio Transactions

Effected By An Affiliated Broker

On A Securities Exchange

Quarter Ended             , 20

A. General Information (if appropriate, attach a system generated report containing the trade information for the quarter)

1.	Name of Broker:

2.	Nature of Affiliation:

3.	Settlement Date:

4.	Buy or Sell:

5.	Number of Shares:

6.	Issuer:

7.	Total Price/Price Per Share: /

8.	Other Terms/Attributes of the Transaction (e.g., type of order; foreign or domestic securities):

9.	Total Commissions/Commission Rate Per Share: /

10.	Broker’s Total Compensation Received From All Sources/Description of Source:

11.	Name of Securities Exchange:

B. Commissions Paid To Unaffiliated Brokers

Commissions paid to unaffiliated brokers to execute similar transactions during a comparable time period of                      ranged from $.         to $.         per share, with the majority of transactions at $.         per share.

C. Commissions Paid To Broker By Unaffiliated Customers (must obtain this information from the affiliated broker for trades executed with other clients)

Commissions paid to Broker by its unaffiliated customers for similar transactions during a comparable time period of                      ranged from $.         to $.         per share, with the majority of transactions at $.         per share and the highest rate being $.         per share.

D. Certification*

The undersigned hereby certifies that the Broker’s compensation is fair and reasonable based on the following information:

E. Additional Information/Facts*

* Attach supporting documentation as appropriate.

Portfolio Manager

Name of Adviser

Date

THE BRINKER CAPITAL DESTINATIONS TRUST

Procedures for Purchases of Securities in

Underwritings in Which Affiliated Brokers

Participate as a Principal Underwriter

(Rule 10f-3 Procedures)

A)	DEFINITIONS

(1) “Domestic Issuer” means any issuer other than a foreign government, a national of any foreign country, or a corporation or other organization incorporated or organized under the laws of any foreign country.

(2) “Eligible Foreign Offering” means a public offering of securities, conducted under the laws of a country other than the United States, that meets the following conditions: (i) the offering is subject to regulation by a “foreign financial regulatory authority,” as defined in section 2(a)(50) of the 1940 Act, in such country; (ii) the securities are offered at a fixed price to all purchasers in the offering (except for any rights to purchase securities that are required by law to be granted to existing security holders of the issuer); (iii) financial statements, prepared and audited in accordance with standards required or permitted by the appropriate foreign financial regulatory authority in such country, for the two years prior to the offering, are made available to the public and prospective purchasers in connection with the offering; and (iv) if the issuer is a Domestic Issuer, it meets the following conditions: (a) it has a class of securities registered pursuant to section 12(b) or 12(g) of the 1934 Act or is required to file reports pursuant to section 15(d) of the 1934 Act; and (b) it has filed all the material required to be filed pursuant to section 13(a) or 15(d) of the 1934 Act for a period of at least twelve months immediately preceding the sale of such securities (or for such shorter period that the issuer was required to file such material).

(3) “Eligible Municipal Securities” means “municipal securities,” as defined in section 3(a)(29) of the 1934 Act, that have received an investment grade rating from at least one NRSRO; provided, that if the issuer of the municipal securities, or the entity supplying the revenues or other payments from which the issue is to be paid, has been in continuous operation for less than three years, including the operation of any predecessors, the securities shall have received one of the three highest ratings from an NRSRO.

(4) “Eligible Rule 144A Offering” means an offering of securities that meets the following conditions: (i) the securities are offered or sold in transactions exempt from registration under section 4(2) of the 1933 Act, Rule 144A thereunder, or Rules 501- 508 thereunder; (ii) the securities are sold to persons that the seller and any person acting on behalf of the seller reasonably believe to include qualified institutional buyers, as defined in Rule 144A(a)(1); and (iii) the seller and any person acting on behalf of the seller reasonably believe that the securities are eligible for resale to other qualified institutional buyers pursuant to Rule 144A.

(5) “NRSRO” has the same meaning as that set forth in Rule 2a-7(a)(14) under the 1940 Act.

(6) “Managed Portion” of a Fund means a discrete portion of a Fund for which a Sub-adviser is responsible for providing investment advice, provided that: (i) the Sub-adviser is not an affiliated person of any investment adviser, promoter, underwriter, officer, director, member of any advisory board, or employee of the Trust; and (ii) the Sub-adviser’s contract: (A) prohibits it from consulting with any Sub-adviser of the Trust that is a principal underwriter or an affiliated person of a principal underwriter concerning transactions of the Trust in securities and other assets; and (B) limits its responsibility in providing advice to providing advice only to that portion.

(7) “Sub-adviser” means an investment adviser as defined in section 2(a)(20)(B) of the 1940 Act.

(8) “1933 Act” means the Securities Act of 1933.

(9) “1934 Act” means the Securities Exchange Act of 1934.

(10) “1940 Act” means the Investment Company Act of 1940.

B)	STANDARDS AND GUIDELINES

The Board of Trustees of the Brinker CAPITAL Destinations Trust (the “Trust”) has developed the following standards and guidelines as the standards and guidelines to be followed in the acquisition of securities from an underwriter of those securities by the Trust’s separate series (each a “Fund”) during the existence of an underwriting syndicate of which broker-dealers affiliated with the Trust (an “Affiliated Broker-Dealer”) is a member:

(1) Type of Security: The securities to be purchased must be: (i) part of an issue which is registered under the 1933 Act and which is being offered to the public; (ii) part of an issue of government securities as defined in Section 2(a)(16) of the Investment Company Act of 1940 (“Government Securities”); (iii)Eligible Municipal Securities; (iv) sold in an Eligible Foreign Offering; or (v) sold in an Eligible Rule 144A offering.

(2) Timing and Price : (i) The securities shall be purchased prior to the end of the first day on which any sales are made, at a price that is not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities (except, in the case of an Eligible Foreign Offering, for any rights to purchase that are required by law to be granted to existing security holders of the issuer); and (ii) If the securities are offered for subscription upon exercise of rights, the securities shall be purchased on or before the fourth day preceding the day on which the rights offering terminates.

(3) Reasonable Reliance: For purposes of determining compliance with paragraphs (B)(1)(iv) and (B)(2)(i) of these procedures, the Trust may reasonably rely upon written statements made by the issuer or a syndicate manager, or by an underwriter or seller of the securities through which the Trust purchases the securities.

(4) Continuous Operation: If the securities to be purchased are part of an issue registered under the 1933 Act that is being offered to the public, are Government Securities, or are purchased pursuant to an Eligible Foreign Offering or an Eligible Rule 144A Offering, the issuer of the securities shall have been in continuous operation for not less than three years, including the operations of any predecessors.

(5) Firm Commitment Underwriting: The securities shall be offered pursuant to an underwriting or similar agreement under which the underwriters are committed to purchase all of the securities being offered, except those purchased by others pursuant to a rights offering, if the underwriters purchase any of the securities.

(6) Reasonable Commission: The commission, spread or profit received or to be received by the principal underwriters shall be reasonable and fair compared to the commission, spread or profit received by other such persons in connection with the underwriting of similar securities being sold during a comparable period of time.

(7) Percentage Limit: (i) The amount of securities of any class of such issue to be purchased by a Fund, aggregated with purchases by any other Fund advised by the Trust’s investment adviser, and any purchases by any other account for which the Trust’s investment adviser has investment discretion if the investment adviser exercises such investment discretion over the purchase, shall not exceed: (A) if purchased in an offering other than an Eligible Rule 144A Offering, 25 percent of the principal amount of the offering of such class; or (B) if purchased in an Eligible Rule 144A Offering, 25 percent of the total of: (1) the principal amount of the offering of such class sold by underwriters or members of the selling syndicate to qualified institutional buyers, as defined in Rule 144A(a)(1); plus (2) the principal amount of the offering of such class in any concurrent public offering; (ii) The requirement in paragraph B(7)(i) of these procedures applies only if the investment adviser of the Trust is, or is an affiliated person of, a principal underwriter of the security; and (iii) The requirement in paragraph B(7)(i) of these procedures applies independently to each investment adviser of the Trust that is, or is an affiliated person of, a principal underwriter of the security.

(8) Prohibition of Certain Affiliate Transactions: The Trust shall not purchase the securities being offered directly or indirectly from an officer, director, member of an advisory board, investment adviser or employee of the Trust or from a person of which any such officer, director, member of an advisory board, investment adviser or employee is an affiliated person, including an Affiliated Broker-Dealer; provided, that a purchase from a syndicate manager shall not be deemed to be a purchase from a specific underwriter if: (i) such underwriter does not benefit directly or indirectly from the transaction; or (ii) with respect to the purchase of Eligible Municipal Securities, such purchase is not designated as a group sale or otherwise allocated to the account of any person from whom this paragraph prohibits the purchase.

(9) Periodic Reporting: The Trust shall report on its Form N-SAR the existence of any transaction effected pursuant these procedures and a written record of each such transaction setting forth from whom the securities were acquired, the identity of the underwriting syndicate’s members, the terms of the transaction, and the information or materials upon which the determination described in paragraph (B)(10) of these procedures was made shall be attached thereto.

(10) Board Review: The Board of Trustees of the Trust shall review as often as the Board deems necessary, but at least as often as required in Rule 10f-3 such procedures for their continuing appropriateness, and the Board of Trustees (all Trustees voting and separately the Trustees who are not “interested persons” as that term is defined under the 1940 Act) shall determine no less frequently than quarterly that all purchases made during the preceding quarter were effected in compliance with such procedures.

(11) Maintenance of Records: The Trust (i) shall maintain and preserve permanently in an easily accessible place a written copy of these procedures (and any modification thereto) and (ii) shall maintain and preserve for a period not less than six years from the end of the fiscal year in which any transactions occurred (the first two years in an easily accessible place) a written record of each such transaction, setting forth from whom the securities were acquired, the identity of the underwriting syndicate’s members, the terms of the transaction, and the information or materials upon which the determination described in paragraph (B)(10) of these procedures was made.

(12) Fund Governance Standards. The Board at all times during which these procedures are being used shall satisfy the fund governance standards defined in Rule 0-1(a)(7) under the 1940 Act.

C)	EXEMPTION FOR PURCHASES BY FUNDS AND FUNDS WITH MANAGED PORTIONS

For purposes of these Rule 10f-3 Procedures, each Fund, and each Managed Portion of a Fund, is deemed to be a separate investment company. Therefore, a purchase or acquisition of a security by a Fund is exempt from the prohibitions of section 10(f) of the 1940 Act if section 10(f) would not prohibit the purchase if each Fund and each Managed Portion of a Fund were a separately registered investment company.

THE BRINKER CAPITAL DESTINATIONS TRUST

Record of Securities Purchased

Under the Rule 10f-3 Procedures

1.	Name of purchasing Fund:

2.	Issuer:

3.	Date of purchase:

4.	Underwriter from whom purchased:

5.	Name of Affiliated Underwriter (as defined in the Rule 10f-3 procedures) managing or participating in syndicate (attach list of all members of syndicate):

6.	Aggregate principal amount of purchase:

7.	Aggregate principal amount of offering:

8.	Purchase price (Net of fees and expenses):

9.	Date offering commenced:

10.	Offering price at close of first full business day on which any sales are made:

11.	Commission, spread or profit: $

12.	Have the following conditions been satisfied:

	Yes:	No:
a. Registered Public Offerings: The securities are a part of an issue registered under the Securities Act of 1933, which is being offered to the public:	☐	☐

b. Municipal Securities: The securities (i) are “municipal securities” as defined in Section 3(a)(29) of the Securities Exchange Act of 1934; (ii) the issuer of such securities has received an investment grade rating from a nationally recognized statistical rating organization; and (iii) if the issuer or entity supplying the revenues from which the issue is to be paid has been in continuous operation for less than three years (including the operations of any predecessors), it has received one of the three highest ratings from at least one such rating service.	☐	☐

c. Foreign Offerings: The securities are offered publicly under the laws of a country other than the United States and (i) the offering is subject to regulation by a “foreign financial regulatory authority,” as defined in Section 2(a)(50) of the 1940 Act, in the country in which the public offering occurs; (ii) the securities are offered at a fixed price to all purchasers in the offering (except for any rights to purchase securities that are required by law to be granted to existing security holders of the issuer); (iii) financial statements, prepared and audited in accordance with standards required or permitted by the appropriate foreign financial regulatory authority in the country in which the public offering occurs, for the two years prior to the offering, are available to the public and prospective purchasers in connection with the offering; and (iv) if the issuer is a Domestic Issuer (a) it has a class of securities registered pursuant to section 12(b) or 12(g) of the 1934 Act or is required to file reports pursuant to section 15(d) of the 1934 Act; and (b) it has filed all the material required to be filed pursuant to section 13(a) or 15(d) of the 1934 Act for a period of at least twelve months immediately preceding the sale of such securities (or for such shorter period that the issuer was required to file such material).	☐	☐

d. Rule 144A Offerings: The securities are (i) offered or sold in transactions exempt from registration under section 4(2) of the 1933 Act, Rule 144A thereunder, or Rules 501-508 thereunder; (ii) the securities are sold to qualified institutional buyers, as defined in Rule 144(a)(1); and (iii) the securities are eligible for resale to other qualified institutional buyers pursuant to Rule 144A.	☐	☐

e. In respect of any securities other than municipal securities, the issuer of such securities has been in continuous operation for not less than three years (including the operations of predecessors).	☐	☐

f. The purchase price paid did not exceed the offering price at the close of the first full business day on which any sales were made (or, if a rights offering, the securities were purchased on or before the fourth day preceding the day on which the rights offering terminated).	☐	☐

g. The underwriting was a firm commitment underwriting.	☐	☐

h. The commission, spread or profit was reasonable and fair in relation to that being received by others for underwriting similar securities during the same period.	☐	☐

i. The amount of such securities of any class of such issue purchased by the Fund*, together with purchases by all other Funds and other accounts advised by the Adviser on a discretionary basis, did not exceed 25% of the principal amount of the offering of such class or if purchased in a Rule 144A Offering, 25% of the total of (i) the principal amount of the offering of such class sold by underwriters or members of the selling syndicate to qualified institutional buyers as defined in Rule 144A(a)(1) plus (ii) the principal amount of the offering of such class in any concurrent public offering.	☐	☐

j. No Affiliated Underwriter was a direct or indirect participant or benefited directly or indirectly from, the purchase.	☐	☐

*	“Fund” includes a sub-advised portion of a Fund.

Approved:	Date:

Board of Trustees Review Date: